As filed with the Securities and Exchange Commission on September 24, 2021

Registration No. 333-  _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VistaGen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	20-5093315
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

343 Allerton Avenue
South San Francisco, California 94080
(Address of Principal Executive Offices)

VistaGen Therapeutics, Inc. Amended and Restated 2019 Omnibus Equity Incentive Plan
 (Full title of the plan)

Shawn K. Singh
Chief Executive Officer
VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, California 94080
(Name and address of agent for service)

(650) 577-3600
(Telephone number, including area code, of agent for service)

Copies to:
Jessica R. Sudweeks, Esq.
Disclosure Law Group, a Professional Corporation
655 W. Broadway, Suite 870
San Diego, California 92101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share: To be issued under the Amended and Restated 2019 Omnibus Equity Incentive Plan	10,500,000(2)	$2.805(3)	$29,452,500	$3,213.27

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of shares of common stock, $0.001 par value per share (“Common Stock”), of VistaGen Therapeutics, Inc. (the “Registrant”) that may be offered or issued by reason of stock splits, stock dividends or similar transactions.  In addition, any shares subject to outstanding options or other equity “Awards” (as defined in the VistaGen Therapeutics, Inc. Amended and Restated 2019 Omnibus Equity Incentive Plan (the “2019 Plan”)) under the 2019 Plan that are cancelled, forfeited, expired, terminated, unearned or settled in cash, which in any such case does not result in the issuance of shares, shall be again available for issuance pursuant to Awards granted under the 2019 Plan.

(2)
This Registration Statements registers 10,500,000 additional shares of Common Stock available for future issuance under the 2019 Plan. The Registrant previously registered a total of 7,500,000 shares of Common Stock issuable under the 2019 Plan on a registration statement on Form S-8 (File No. 333-234026).

(3)
Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rule 457(c) and (h).  The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Capital Market on September 22, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by VistaGen Therapeutics, Inc.  (the “Registrant”) to register an additional 10,500,000 shares (the “Shares”) of its common stock, $0.001 par value per share (“Common Stock”), issuable pursuant to the Registrant’s Amended and Restated 2019 Omnibus Equity Incentive Plan (the “2019 Plan)”. The Shares registered on this Registration Statement, along with shares of Common Stock registered on the previous Registration Statement on Form S-8 (File No. 333-234026) (the “Prior Registration Statement”) amount to a total of 18,000,000 shares of registered Common Stock authorized for issuance under the 2019 Plan as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

 The following documents, which have been previously filed by the Registrant with the Commission, are hereby incorporated by reference in this Registration Statement:

●
our Annual Report on Form 10-K for the year ended March 31, 2021, filed on June 29, 2021;

●
our Quarterly Report on Form 10-Q for the year ended June 30, 2021, filed on August 12, 2021;

●
our Current Report on Form 8-K, filed on April 26, 2021;

●
our Current Report on Form 8-K, filed on April 27, 2021;

●
our Current Report on Form 8-K, filed on May 4, 2021;

●
our Current Report on Form 8-K, filed on May 14, 2021;

●
our Current Report on Form 8-K, filed on May 27, 2021;

●
our Current Report on Form 8-K, filed on June 17, 2021;

●
our Current Report on Form 8-K, filed on July 8, 2021;

●
our Current Report on Form 8-K, filed on July 21, 2021;

●
our Current Report on Form 8-K, filed on July 22, 2021;

●
our Current Report on Form 8-K, filed on September 13, 2021;

●
our Current Report on Form 8-K, filed on September 17, 2021; and

●
the description of our common stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act on May 3, 2016, including any amendment or report filed with the Commission for the purpose of updating this description.

                 Until such time that a post-effective amendment to this Registration Statement has been filed which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

                 Not applicable.

Item 5.	Interests of Named Experts and Counsel

                 Not applicable.

Item 6.	Indemnification of Directors and Officers

Limitations of liability and indemnification

Our amended and restated bylaws (“Bylaws”) provide that we will indemnify our directors, officers and employees to the fullest extent permitted by the Nevada Revised Statutes (“NRS”).

If the NRS are amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Our Articles of Incorporation do not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under the NRS. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we are empowered to enter into indemnification agreements with our directors, officers and employees to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our bylaws, we have entered into indemnification agreements with each of the individuals serving on our board of directors. These agreements provide for the indemnification of our directors to the fullest extent permitted by law. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees. We also maintain directors’ and officers’ liability insurance.

 The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and certain employees pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

 There is no pending litigation or proceeding naming us or any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification.

Item 7.	Exemption from Registration Claimed

                 Not applicable.

Item 8.	Exhibits

Exhibit No.	Document Description	Incorporation by Reference

5.1	Opinion of Disclosure Law Group, a Professional Corporation.	Filed herewith.

23.1	Consent of OUM & Co. LLP, independent registered public accounting firm	Filed herewith.

23.2	Consent of Disclosure Law Group, a Professional Corporation.	Included in Exhibit 5.1.

24.1	Power of Attorney	Included on the signature page of this Registration Statement.

Item 9.	Undertakings

        (a)   The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act; and

        (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of South San Francisco, State of California, on September 24, 2021.

VistaGen Therapeutics, Inc.

By: /s/ Shawn K. Singh
Name: Shawn K. Singh
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shawn K. Singh and Jerrold D. Dotson, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shawn K. Singh Shawn K. Singh, J.D.	Chief Executive Officer, and Director (Principal Executive Officer)	September 24, 2021

/s/ Jerrold D. Dotson Jerrold D. Dotson	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 24, 2021

/s/ Jon S. Saxe Jon S. Saxe, J.D., LL.M.	Chairman of the Board of Directors	September 24, 2021

/s/ Ann M. Cunningham Ann M. Cunningham, MBA	Director	September 24, 2021

/s/ Joanne Curley, Ph.D. Joanne Curley, Ph.D.	Director	September 24, 2021

/s/ Margaret M. FitzPatrick Margaret M. FitzPatrick, M.A.	Director	September 24, 2021

/s/ Jerry B. Gin, Ph.D. Jerry B. Gin, Ph.D., MBA	Director	September 24, 2021

/s/ Mary L. Rotunno Mary L. Rotunno, JD	Director	September 24, 2021